Exhibit 99.1

Wynn Resorts Announces Agreement in Pennsylvania

LAS VEGAS – (Business Wire) – February 23, 2010 – Wynn Resorts, Limited (NASDAQ: WYNN) announced today that it had entered into a letter of intent with Philadelphia Entertainment and Development Partners, LP (PEDP), providing that an affiliate of Wynn will become the manager and managing general partner in the PDEP casino project slated for the Philadelphia waterfront.  The agreement is subject to the satisfaction of certain conditions including the approval of the Pennsylvania Gaming Board.

“I am thrilled to be returning to the east coast and in particular to the city in which I was privileged to have gained my college education.  Having attended the University of Pennsylvania for four years and served as a Trustee for an additional ten years, Philadelphia has always felt like home to me,” commented Stephen A. Wynn, Chairman and Chief Executive Officer.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

We opened Encore, an expansion of Wynn Las Vegas on December 22, 2008. Encore is located immediately adjacent to Wynn Las Vegas and features a 2,034 all-suite hotel, approximately 72,000 square foot casino, 12 food and beverage outlets, a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites, approximately 205,000 square foot casino, casual and fine dining in five restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

We are completing construction of Encore at Wynn Macau, a further expansion of Wynn Macau which will add a fully-integrated resort hotel to Wynn Macau, planned to include approximately 410 luxury suites and four villas along with restaurants, additional retail space and additional gaming space.

CONTACT: Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
SOURCE: Wynn Resorts, Limited